CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Coupon-Bearing Notes linked to the Common Stock of Chesapeake Energy Corporation due February 25, 2013	$35,121,700	$4,024.95

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

3,512,170 Units	Pricing Date	February 9, 2012
Coupon-Bearing Notes	Settlement Date	February 16, 2012
Linked to the Common Stock of Chesapeake Energy Corporation,	Maturity Date	February 25, 2013
due February 25, 2013	CUSIP No.	40433K595
$10 principal amount per unit
Term Sheet No. 11
HSBC USA Inc.

Coupon-Bearing Notes

▪	The notes have a maturity of approximately one year and one week
▪	Interest payable quarterly at the rate of 9.50% per year
▪	1-for-1 downside exposure to any decrease in the price of the common stock of Chesapeake Energy Corporation (the “Underlying Stock”) below a Threshold Value, which is 89.74% of the Starting Value of the Underlying Stock
▪	No participation in any increase in the price of the Underlying Stock, and the Redemption Amount at maturity will not exceed the Original Offering Price per unit
▪	Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of HSBC USA Inc.
▪	No listing on any securities exchange

The notes are being offered by HSBC USA Inc. (“HSBC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-4 of this term sheet and beginning on page S-8 of product supplement Coupon-Bearing Notes-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$35,121,700.00
Underwriting discount (2)	$ 0.175	$ 614,629.75
Proceeds, before expenses, to HSBC	$ 9.825	$34,507,070.25

(1) Plus accrued interest from the settlement date, if settlement occurs after the settlement date.

(2) See as well “Supplement to the Plan of Distribution and Role of MLPF&S.”

Merrill Lynch & Co. February 9, 2012

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

Summary

The Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013 (the “notes”), are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) and are not, either directly or indirectly, an obligation of any third party. The notes offered hereunder are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of amounts invested due to the credit risk of HSBC USA Inc. The notes will rank equally with all our other senior unsecured debt obligations. Any payment to be made on the notes, including any interest payments or any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes provide quarterly interest payments and, if the Ending Value of the Underlying Stock (as defined below) is at or above the Threshold Value, you will receive on the maturity date the Original Offering Price per unit. If the Ending Value of the Underlying Stock is less than the Threshold Value, the amount you will receive on the maturity date (the “Redemption Amount”) will be less than the Original Offering Price per unit and will be based on the percentage decrease in the price of the Underlying Stock from the Starting Value to the Ending Value below the Threshold Value. Investors must be willing to forgo participation in possible increases in the price of the Underlying Stock and accept a Redemption Amount at maturity that is limited to the Original Offering Price of the notes. Investors must also be willing to accept a Redemption Amount that is less, and potentially significantly less, than the Original Offering Price if the Ending Value is less than the Threshold Value.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the product supplement Coupon-Bearing Notes-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Terms of the Notes		Redemption Amount Determination
Issuer:	HSBC USA Inc (“HSBC”)	In addition to interest payable, on the maturity date, you will receive the Redemption Amount, a payment per unit calculated as follows:
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	The common stock of Chesapeake Energy Corporation (the “Underlying Company”) (Bloomberg symbol: CHK EQUITY)
Starting Value:	22.36 (the Volume Weighted Average Price on the pricing date)
Volume Weighted Average Price:	The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.
Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier
Valuation Date:	February 15, 2013, subject to postponement as described on page S-18 of product supplement Coupon-Bearing Notes-1 if it is determined that the scheduled valuation date is not a trading day or if a Market Disruption Event occurs on the scheduled valuation date.
Interest:	The notes will bear interest at the rate of 9.50% of the Original Offering Price per year. We will pay interest on the notes quarterly in cash in arrears on May 25, 2012, August 25, 2012, November 25, 2012, and the Maturity Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Threshold Value:	20.07 (89.74% of the Starting Value, rounded to two decimal places).
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-21 of product supplement Coupon-Bearing Notes-1.
Calculation Agent:	HSBC USA Inc. and MLPF&S, acting jointly.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-5.

Coupon-Bearing Notes	TS-2

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

Hypothetical Payments at Maturity

Set forth below are three hypothetical examples of payment calculations related to the notes. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Ending Value and term of your investment. These examples are based on:

1)	a Starting Value of 100.00;
2)	a Threshold Value of 89.74 (equal to 89.74% of the Starting Value);
3)	the term of the notes from February 16, 2012 to February 25, 2013; and
4)	interest payable quarterly in arrears at the rate of 9.50% of the Original Offering Price per unit per year (in each case, with the final interest payment on the notes being made on the Maturity Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 22.36, which was the volume weighted average price of the Underlying Stock on the pricing date. For recent actual prices of the Underlying Stock, see the section “The Underlying Stock” beginning on page TS-6.

Example 1

The Ending Value is 115.00 (115% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Starting Value. Consequently, you will receive the Redemption Amount per unit on the maturity date which will be equal to $10.000. You will receive the quarterly interest payments, but you will not participate in the increase in the value of the Underlying Stock.

Example 2

The Ending Value is 96.00 (96% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Starting Value but greater than the Threshold Value. Consequently, you will receive the quarterly interest payments. The Redemption Amount per unit on the maturity date will be equal to $10.000.

Example 3

The Ending Value is 80.00 (80% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Threshold Value. You will receive the quarterly interest payments. However, you will have downside exposure on a 1-for-1 basis to the percentage decrease of the Underlying Stock below the Threshold Value. The Redemption Amount per unit will equal:

On the maturity date, you will receive the Redemption Amount per unit of $9.026.

Summary of the Hypothetical Examples	Example 1	Example 2	Example 3
	The Ending Value is greater than or equal to the Starting Value and the Threshold Value	The Ending Value is less than the Starting Value and greater than or equal to the Threshold Value	The Ending Value is less than the Threshold Value
Starting Value	100.00	100.00	100.00
Ending Value	115.00	96.00	80.00
Threshold Value	89.74	89.74	89.74
Interest Rate (per annum)	9.50%	9.50%	9.50%
Redemption Amount per Unit	10.000	10.000	9.026
Total Return of the Underlying Stock(1)	16.61%	-2.39%	-18.39%
Total Return on the Notes(2)	9.74%	9.74%	0.00%
(1)	The total return of the Underlying Stock assumes:
(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;
(b)	a constant dividend yield of 1.56% per annum; and
(c)	no transaction fees or expenses.
(2)	The total return on the notes includes interest paid on the notes from February 16, 2012 to February 25, 2013, the term of the notes.

Coupon-Bearing Notes	TS-3

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Underlying Stock. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities

▪	Your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes.
▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk.
▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.
▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.
▪	Commissions, fees and hedging costs as described on page TS-6 may affect the price at which you will be able to sell the notes in secondary market transactions.
▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes.
▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.
▪	If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.
▪	Purchases and sales by us, MLPF&S and our respective affiliates may affect your return.
▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.
▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.
▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.
▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.
▪	You will have no rights as a holder of the Underlying Stock, you will have no rights to receive shares of the Underlying Stock, and you will not be entitled to dividends or other distributions by the Underlying Company
▪	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-21 of product supplement Coupon-Bearing Notes-1.
▪	We and MLPF&S do not control the Underlying Company and are not responsible for any disclosure made by any other company.
▪	Our business activities and those of MLPF&S relating to the Underlying Company may create conflicts of interest with you.
▪	The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement Coupon-Bearing Notes-1

Coupon-Bearing Notes	TS-4

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪ You anticipate that the Closing Market Price of the Underlying Stock on the Valuation Date will be greater than or equal to the Threshold Value.

▪ You seek interest payments on your investment.

▪ You are willing to accept that the maximum return on the notes is limited to the sum of the quarterly interest payments, and that you will have no opportunity to participate in possible increases in the price of the Underlying Stock.

▪ You accept that your investment will result in a loss, which could be significant, if the price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪ You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪ You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness and their market value may be less than their Original Offering Price

▪ You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

▪ You anticipate that the price of the Underlying Stock on the valuation date will be less than the Threshold Value.

▪ You anticipate that the price of the Underlying Stock will increase from the Starting Value to the Ending Value and seek to participate in that increase.

▪ You seek 100% return of principal at maturity.

▪ In addition to interest payments, you seek an additional return at a premium above the principal amount of the notes.

▪ You seek to receive dividends or other distributions paid on the Underlying Stock.

▪ You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪ You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. In connection with hedging our obligations under the notes, we will enter into a hedge transaction with an affiliate of MLPF&S, which will include a charge of up to $0.075 per unit representing an estimated profit credited to MLPF&S through the hedge transaction. The public offering price you pay for the notes includes this charge and the underwriting discount. This charge and fee reduce the economic terms of the notes. In arranging the hedge transaction for the notes, MLPF&S seeks competitive terms from third parties, which could include one of our affiliates. Additional profits and losses may be realized by the hedge providers from these hedging transactions. For further information regarding how these fees and hedging costs may affect the price at which you will be able to sell the notes in secondary market transaction and conflicts of interest, see “Risk Factors―General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-16 in product supplement Coupon-Bearing Notes-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Coupon-Bearing Notes	TS-5

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company produces oil and natural gas. The Underlying Company’s operations are focused on discovering, developing and acquiring conventional and unconventional natural gas reserves onshore in the United States.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number SEC CIK number 895126 and file number 001-13726.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. None of us, MLPF&S or our respective affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on The New York Stock Exchange under the symbol “CHK”.

Historical Data

The following table sets forth the high and low Closing Market Prices of the shares of the Underlying Stock from the first quarter of 2007 through the pricing date on the primary exchange. The Closing Market Prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical Closing Market Prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease from the Starting Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase to a value that is less than the Threshold Value.

		High ($)	Low ($)

2007	First Quarter	31.26	27.30
	Second Quarter	37.59	31.54
	Third Quarter	36.96	31.70
	Fourth Quarter	41.06	35.81

2008	First Quarter	49.00	35.99
	Second Quarter	67.79	45.80
	Third Quarter	69.40	32.60
	Fourth Quarter	34.30	11.32

2009	First Quarter	19.50	13.50
	Second Quarter	24.52	17.55
	Third Quarter	29.11	17.39
	Fourth Quarter	29.46	22.44

2010	First Quarter	28.97	22.37
	Second Quarter	25.36	20.75
	Third Quarter	22.65	20.04
	Fourth Quarter	26.15	21.12

2011	First Quarter	35.61	26.22
	Second Quarter	34.49	28.00
	Third Quarter	34.39	25.55
	Fourth Quarter	29.74	22.06

2012	First Quarter (through the pricing date)	23.98	20.68

Coupon-Bearing Notes	TS-6

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as income-bearing pre-paid executory contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments as well as, at maturity, an amount in cash linked to the value of the Underlying Stock.
•	Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to you, and, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

U.S. Federal Income Tax Considerations

Set forth below is a summary of the U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of the product supplement Coupon-Bearing Notes-1, which you should carefully review prior to investing in the notes.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as income-bearing pre-paid executory contracts linked to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive the stated periodic interest payments as well as, at maturity, an amount in cash linked to the value of the Underlying Stock. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute income-bearing pre-paid executory contracts linked to the Underlying Stock for U.S. federal income tax purposes. If the notes do not constitute income-bearing pre-paid executory contracts, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement Coupon-Bearing Notes-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement Coupon-Bearing Notes-1 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Stated Periodic Interest Payments. Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and this discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined in product supplement Coupon-Bearing Notes-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. As discussed in the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement Coupon-Bearing Notes-1, we will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable tax treaty) on the entire amount of the stated periodic interest payments made to Non-U.S. Holders (as defined in product supplement Coupon-Bearing Notes-1).

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the notes are properly characterized and treated as income-bearing pre-paid executory contracts linked to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest payments, which would be taxed as described above under “– Stated Periodic Interest Payments”) and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the notes. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” The scope of the Notice may extend to instruments similar to the notes. According to the Notice, the IRS and Treasury are considering whether a holder of such instruments should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-30 of product supplement Coupon-Bearing Notes-1.

Coupon-Bearing Notes	TS-7

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to HSBC, when the notes offered by this term sheet have been executed and issued by HSBC and authenticated by the trustee pursuant to the senior indenture referred to in this term sheet, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of HSBC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by HSBC on December 14, 2011.

Coupon-Bearing Notes	TS-8

Coupon-Bearing Notes Linked to the Common Stock of Chesapeake Energy Corporation, due February 25, 2013

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement Coupon-Bearing Notes-1 dated January 26, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000114420412004107/v300396_424b2.htm
▪	Prospectus supplement dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
▪	Prospectus dated April 9, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 83246.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Income Market-Linked Investment or guarantee any performance.

Enhanced Income Market-Linked Investments are short- to medium-term market-linked notes that offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Coupon-Bearing Notes	TS-9